Exhibit 10.3

Dated 12 January 2023

(1) WARNER MUSIC INTERNATIONAL SERVICES LIMITED

and

(2) MAX LOUSADA

SERVICE AGREEMENT

Exhibit 10.3

THIS DEED is made on 12 January 2023

BETWEEN:-

(1)    WARNER MUSIC INTERNATIONAL SERVICES LIMITED (registered number 02258593 whose registered office is Cannon Place, 78 Cannon Street, London, EC4N 6AF (the “Company”); and

(2)    MAX LOUSADA of 69 Aberdeen Road, London N5 2XB (the “Executive”)

1.EMPLOYMENT
1.1The Company shall employ the Executive and the Executive shall act as Chief Executive Officer, Recorded Music, Warner Music Group and, subject to clause 2.2 below, shall be the sole most senior executive of Warner Music Group's Recorded Music division. The Executive shall serve as a director of the Company and any other Group Companies that are notified to him by the Board of Directors of Warner Music Group Corp. ("WMG") from time to time.
1.2The Executive’s continuous employment commenced on 1 April 2000.
1.3The Employment (as defined below) is conditional upon the Executive evidencing his continued right to work in either the UK or the United States (as the Executive may elect), as reasonably requested by the Company from time to time. If the Executive fails to provide such evidence at any time during the Employment, the Company reserves the right to terminate the Employment immediately without notice pursuant to clause 11.1.1 below.
2.TERMS OF EMPLOYMENT
2.1This Agreement shall be deemed to have commenced on 1 October 2022 (“Commencement Date”) and, subject to clause 11 below, shall continue for a period of three years (that is until 30 September 2025) (the “Term”) and thereafter unless and until it is terminated by either party giving to the other not fewer than six months’ notice in writing, such notice to be given to expire at any time on or after the end of the Term ("the Employment"). The Company agrees that, in good time before the end of the Term, it will give good faith consideration to commencing discussions with the Executive concerning the extension of the Term.
2.2The Company is not obliged to provide the Executive with work and it may in respect of all or part of any unexpired Term or period of notice, suspend the Executive on garden leave and require the Executive:-

Exhibit 10.3
2.2.1not to perform his duties and/or carry out alternative broadly similar duties;
2.2.2to abstain from contacting any Company or Group Company clients, artists, producers, composers, songwriters, employees, consultants, supplier or agents (save for purely social reasons);
2.2.3not to enter Company or Group Company premises;
2.2.4to resign from any office(s) in the Company and/or any Group Company; and/or
2.2.5to return to the Company all documents and other property belonging to the Company and/or any Group Company, provided always that any period of suspension shall not exceed six months in any event.
2.3The Employment and the Executive's entitlement to salary and benefits (including bonuses, if any) shall continue during any period of garden leave.
2.4Subject to clause 11.1 below (pursuant to which the Company reserves the right to terminate the Employment without notice or payment in lieu of notice by notifying the Executive in writing), in the event that the Company terminates the Employment on notice (including notice given by the Company pursuant to clause 2.1 above) or at any time, at its sole discretion, elects to terminate the Employment during the Term with or without notice or the Executive is constructively dismissed (but not where the Executive resigns voluntarily), the Company shall pay to the Executive: (a) an amount equivalent to 18 months’ base salary; (b) any bonus earned for the previous financial year, but which remains unpaid; and (c) where the Executive's Employment terminates part way through a financial year, a pro-rated bonus for the then-current financial year in which the Employment terminates pursuant to clause 4.2 below (together the "Severance Payment"). If payable, part (a) of the Severance Payment will be paid to the Executive as a lump sum, less statutory deductions, within 28 days of the date the Employment ends; and part (b) and (c) of the Severance Payment will be paid, less statutory deductions, at the same time as the relevant bonuses are paid for other executives for the relevant year. The Severance Payment is conditional upon the Executive (acting reasonably) signing such settlement agreement as the Company may reasonably require in full and final settlement of any claims he may have against the Company or any Group Company. The Executive shall be under no duty to mitigate the Severance Payment and further in the event that the Executive does anything which could or does act in mitigation of the Executive’s loss, the

Exhibit 10.3
Severance Payment shall not be reduced and the Executive shall have no obligation to repay any monies to the Company.
2.5The Executive agrees that, during any period of notice given by either party, he will give to the Company or such person nominated by it all such assistance and co-operation in effecting a smooth and orderly handover of his duties as the Company may reasonably require.
2.6The Company may, during any period of notice given by either party, appoint a person to perform the Executive’s duties jointly with him, or during any period of suspension pursuant to clause 13 below, to perform all or some of the Executive’s duties in his place.
3.DUTIES AND LOCATION
3.1During the Employment:-
3.1.1it shall be a fundamental term that the Executive shall report directly to the Chief Executive Officer of WMG (the "WMG CEO"). The Executive shall perform and observe such duties and restrictions and shall conduct and manage such of the affairs of WMG as may from time to time be reasonably required of him by the Board of Directors of WMG or the WMG CEO and which are commensurate with the Executive's level of seniority;
3.1.2the Executive shall at all times comply with his duties as a director as set out in any relevant legislation;
3.1.3the Executive shall well and faithfully serve the Company and/or any Group Company to the best of his abilities and carry out his duties in a proper, competent and efficient manner and in willing co-operation with others;
3.1.4the Executive shall use his reasonable endeavours to promote, and at all times act in the best interests of the Company and/or any Group Company;
3.1.5the Executive shall notify his manager (or such person as is requested by the Company from time to time) promptly on becoming aware of any actual or potential data security breach and at the Company's cost shall take such steps as may be required and/or requested by the Company to remedy such breach;

Exhibit 10.3
3.1.6unless prevented by illness or accident and except during holidays provided for under clause 6 below, the Executive shall devote the whole of his time, attention and ability to his duties under this Agreement during normal working hours and at such other times as may be reasonably required by the needs of the Company or any Group Company or the nature of the Executive’s duties and he shall not be entitled to receive any additional remuneration for work outside his normal working hours i.e. 10 am to 7 pm, Monday to Friday; and
3.1.7the Executive will not have any direct or indirect interest, whether as an agent, beneficiary, consultant, director, employee, partners, proprietor, shareholder (other than a minority shareholder holding not more than 5% of any class of securities quoted or dealt in on any recognised investment exchange, as defined by section 285 of the Financial Services and Markets Act 2000) or otherwise, in any trade, business or occupation whatsoever other than the business of the Company or any Group Company except with the prior written consent of the Company (which shall not be unreasonably withheld).
3.2The Company may acting reasonably but at its absolute discretion at any time and from time to time upon written notice to the Executive require the Executive to take as soon as practicable all steps necessary to fully and effectively relinquish the whole or any part of any interest in respect of the holding of which the Company has at any time given its prior written consent pursuant to clause 3.1.7 above if the Company or any Group Company reasonably considers that the Executive continuing to hold that interest will cause a material conflict with the best interests of the Company or any Group Company.
3.3Regulation 4(1) of the Working Time Regulations 1998 (“WTR”) provides that a worker’s average working time, including overtime, must not exceed 48 hours for each seven day period (to be averaged over a period of 17 weeks) unless the worker agrees that this regulation will not apply to his Employment. In accordance with Regulation 5 of the WTR, the Executive agrees that Regulation 4(1) will not apply to the Employment. At any time during the Employment, the Executive or the Company may give three months’ prior written notice that the opt-out in this clause will cease to apply with effect from the expiry of the said notice.
3.4The Executive will work at the principal office of the Company or anywhere else within Greater London to where the principal office of the Company is relocated, or at the principal office of WMG in New York or Los Angeles (as the Executive may elect following good faith consultation with the Company). The Executive may be required

Exhibit 10.3
to travel and work outside the UK or the United States (as applicable) from time to time (for the purposes of business visits) subject to the Company paying all costs and expenses incurred by the Executive in connection therewith, in accordance with the Company's Travel and Entertainment Policy as amended from time to time. If the Executive elects to relocate to New York or Los Angeles (following good faith consultation between the Company and the Executive taking into account the needs of the Company’s business) (the "Relocation"), the Relocation shall take place (subject to payment of the Relocation Costs in clause 5.6 below) on such date as is agreed in good faith between the Company and the Executive (the "Relocation Date"). With effect from the Relocation Date, this Agreement shall terminate and the Executive will enter into a US employment agreement governing his employment as reasonably required by the Company, to take effect on the Relocation Date, provided always that the terms thereof shall be no less favourable (to the Executive) in any material way than the terms contained in this Agreement. For the avoidance of doubt, it is agreed that the termination of this Agreement by reason of the Relocation shall not constitute a termination by the Company, for the purposes of clause 2.4 above or otherwise.
3.5The Executive may be required to undertake mandatory training from time-to-time in accordance with the requirements of the business.
4.REMUNERATION AND EXPENSES
4.1With effect from 1 October 2022, the Company shall pay and the Executive shall accept a salary at £4,109,000 per annum, such salary to accrue from day to day and to be paid less statutory and voluntary deductions by equal monthly instalments in arrears on or about the 28th day of every month by bank transfer. Any shortfall in salary due to the Executive for the period 1 October 2022 to the date of signature hereof shall be paid by the Company in the next practicable payroll following the execution of this Agreement.
4.2Without prejudice to clause 2.4(c) above, the Executive will be eligible, at the sole discretion of the WMG CEO and the Compensation Committee of the Board of Directors of WMG), to receive an annual bonus in respect of each financial year completed during the Employment commencing with the Company’s 2023 financial year (ending 30 September 2023). The Company’s financial year is currently 1 October to 30 September, but is subject to change at the Company’s discretion. The Executive’s “target” bonus is £4,109,000 (“Target Bonus”) although depending on performance the actual bonus award may be either more or less than the Target Bonus at the Company’s sole discretion. The criteria to be achieved in each year for the Target Bonus level to be met will be based on factors such as the Company’s,

Exhibit 10.3
Warner Music Group’s, Warner Music Group's Recorded Music division’s and the Executive’s performance and will be notified to the Executive each year. Any bonus will be paid less statutory deductions. Subject to clause 11.1 below, if the Executive remains employed at 30 September 2025, any bonus earned for the financial year ending 30 September 2025 will be paid at the same time as the relevant bonuses are paid for other executives for such financial year, regardless of whether the Executive is employed at such time.
4.3In respect of the Company’s 2023 financial year and, in respect of each other financial year in which the Executive is actively employed by the Company and so long as the common stock of WMG (including any successor or assignee of WMG) is publicly traded, the Executive shall be eligible to receive, in the sole discretion of the Administrator of the Warner Music Group Corp. 2020 Omnibus Incentive Plan (as may be amended from time to time, the “Plan") one or more “Awards" as defined under and to be granted to the Executive pursuant to the Plan. For each financial year of the Employment that the Executive is eligible to receive an equity incentive award, the aggregate annual pre-tax, grant date target value of any Awards granted in such financial year shall be USD$5,000,000 with the number of shares of WMG Class A common stock covered by such Award(s) determined by the closing share price of WMG Class A Common Stock on a date or dates selected by the Administrator. The actual pre-tax grant date value of the Executive's annual Award(s) may be lower than the target amount, and will be determined by the Administrator in their sole discretion based on factors determined by the WMG CEO and the Administrator, which may include the strength of the Executive's performance and the performance of WMG in respect of such financial year and/or any other period deemed relevant by the Administrator. Any annual Awards that the Executive may be eligible to receive are expected to be granted in the same financial quarter as the annual Awards granted to other executives of the Company and any Group Company (which is generally expected to be in January of the applicable financial year, commencing with January 2023), unless otherwise determined by the Administrator. The Executive's Awards shall have terms and conditions, including vesting requirements and active employment on the grant date, determined in the sole discretion of the Administrator and be subject to individual “Award Agreements” and any other relevant Plan documents in forms approved by the Administrator. For the avoidance of doubt, on the termination of the Employment, howsoever caused, any Awards will be treated in accordance with the terms of the Executive's Award Agreement(s) and any other relevant Plan documentation from time to time in force.
4.4Effective from 1 October 2022, notwithstanding anything to the contrary contained in the Executive's previous service agreement with the Company dated 20 March 2017, the Warner Music Group Corp. Senior Management Free Cash Flow Plan (the "FCF

Exhibit 10.3
Plan"), the LLC Agreement, the Executive's Participant Election under the FCF Plan or otherwise, the Executive and Company acknowledge and agree that the Executive will not have any rights to (a) receive an Annual Free Cash Flow Bonus (including, for the avoidance of doubt, any pro rata entitlements) under the FCF Plan in respect of the Company’s 2023 financial year or any period thereafter or (b) acquire any additional Deferred Equity Units or Matching Equity Units. The Executive's vested Deferred Equity Units and Matching Equity Units and entitlements to Dividend Equivalents that the Executive has under the FCF Plan as of the date hereof, shall continue to be treated in accordance with the terms and conditions of the FCF Plan, LLC Agreement, the Executive's Participant Election under the FCF Plan, all amendments to the foregoing and all letter agreements relating to the Executive's participation in the FCF Plan and in interests in WMG Management Holdings, LLC, in each case, as in effect from time to time. Capitalized terms used but not defined in this paragraph shall have the meanings assigned to them in the FCF Plan or the LLC Agreement, as applicable.
4.5The Executive shall be reimbursed all reasonable expenses properly and necessarily incurred by him in the performance of his duties upon production of vouchers in respect of them or if vouchers are not readily available upon other evidence satisfactory to the Company of payment of such expenses, provided that such expenses shall be subject to the Company’s normal policy and budgetary disciplines, as detailed in the Company’s Travel and Entertainment Policy as amended from time to time. In relation to international flights, it is agreed that the Executive will be eligible to travel first class, provided that this is approved in advance with the WMG CEO.
4.6The Executive will receive an additional non-returnable payment of £82,180 by way of sign on bonus, less statutory deductions, to be paid by the Company in the next available monthly payroll after the execution of this Agreement by both parties.
4.7Prior to and on termination of the Employment (howsoever arising and whether lawful or not), the Executive's rights under the Plan, the FCF Plan, the Executive's Participant Election under the FCF Plan, the LLC Agreement and/or the Award Agreements or in respect of any share option or long term incentive scheme of the Company in which the Executive may participate or have received grants or allocations at or before the date the Employment terminates, shall be exclusively governed by the terms of the relevant documents and/or the rules of such scheme(s) as in force from time to time and this Agreement in no way modifies or amends such rights.
4.8The Executive will be provided with a mobile telephone and laptop and the Company will meet all rental and call charges reasonably incurred.

Exhibit 10.3
4.9The Company retains the express right to deduct from time to time during the Employment any overpayments or advances against salary which the parties mutually agree hereafter or any other sums due from the Executive to the Company or any Group Company from any monies due to the Executive.
4.10This Agreement is intended to be exempt from or comply with Section 409A of the (US) Internal Revenue Code of 1986, as amended (the “Code”) and any related regulations or other pronouncements thereunder (collectively, “Section 409A”) and will be so interpreted. Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation" subject to Section 409A to the extent provided in the exceptions set forth in (US) Treas. Reg. Section 1.409A-1 (b)(4) (“short-term deferrals") and (US) Treas. Reg. Section 1.409A-1 (b)(9) (“separation pay plans”) and other applicable provisions of (US) Treas. Reg. Section 1.409A-1 to A-6. To the extent section 409A is applicable, references under this Agreement to a termination of the Employment shall be deemed to refer to the date upon which the Executive has experienced a “separation from service" within the meaning of Section 409A. Notwithstanding anything herein to the contrary, if any payments of money or other benefits due to the Executive hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to the Executive under this Agreement constitute “deferred compensation" under Section 409A, any such reimbursements or in-kind benefits shall be paid to the Executive in a manner consistent with (US) Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this Agreement (including each instalment of any payment to be made in two or more instalments), shall be designated and treated as a "separate payment" within the meaning of Section 409A.
5.ADDITIONAL BENEFITS
5.1Subject to the rules and eligibility requirements of the scheme(s) from time to time in force, the Executive (and in respect of private health and dental cover, the Executive’s immediate family also) will be entitled to such benefits in accordance with the Company's policy as may from time to time be provided by the Company for its employees of equivalent status to the Executive at the Company’s cost, subject to the standard deductible in respect of private health insurance. Such benefits include worldwide private health cover, dental cover and life insurance cover, subject to HM Revenue & Customs limits from time to time in force.

Exhibit 10.3
5.2There is a Company pension scheme in operation. The Company will comply with its employer pension duties in accordance with section 1 of the Pensions Act 2008. All eligible job holders will be automatically enrolled into the Company Pension Scheme at an employee contribution level in accordance with legislative requirements in force (currently 3% of qualifying earnings) and the Company currently contributes 6% of qualifying earnings. If the Executive chooses to remain in the Company Pension Scheme, the Executive can opt to participate at a higher contribution level. Under current contribution rates, if the Executive contributes 5% of his salary to the scheme, the Company will contribute 10% of the Executive's salary, subject to the Company pension cap (which is currently £200,000 per annum) or other applicable caps, including any annual or lifetime allowances from time to time in force. If in any year the Company is unable to make the full agreed contribution into the Company Pension Scheme on the Executive's behalf because of the operation of any caps or allowances, the excess will be paid to the Executive in cash, less statutory deductions, provided always that the cost to the Company of the cash payment will be neutral (and in particular, any employer's national insurance will be deducted from the cash payment). The Company reserves the right to amend or withdraw this scheme provided that the Executive shall be given access to a broadly similar pension scheme and a similar level of contribution. Further information regarding the Scheme, HMRC allowances the pensions cap, salary sacrifice, auto-enrolment etc, can be obtained from the Company's intranet and from the People team.
5.3The Company will pay the Executive an annual car allowance of £15,000 per annum. This is a taxable benefit. The Executive will receive this allowance monthly at the rate of £1,250 per month, less statutory deductions, with his salary payment. The car allowance is made on the understanding that the sum will cover the following:-
5.3.1to insure the Executive’s vehicle to cover business use;
5.3.2the cost of the maintenance and servicing of the Executive’s vehicle;
5.3.3the cost of accident breakdown cover and an alternative vehicle if the Executive’s car is off the road for whatever reason; and
5.3.4all petrol for private use (including travelling between home and office);
Petrol expenses for business use may be reclaimed at the rate of 45p per mile for the first 10,000 business miles and thereafter at the rate of 25p per mile. Business related parking only will be reimbursed.
In line with the Company’s right to amend the car scheme, the Company also reserves the right to withdraw this benefit with reasonable notice provided that the

Exhibit 10.3
Company shall provide the Executive with a replacement scheme of an equivalent level of benefit (to the Executive).
5.4The Executive will be provided with a car parking space for his use at or close to the Company’s principal office at the Company's sole cost.
5.5During the Term and for one year after the Term, and subject to the Executive using an advisor or advisors nominated by the Company (acting reasonably and in good faith), the Company will pay the Executive's reasonable accountancy costs incurred in each year in respect of the preparation of the Executive's annual tax return in the UK and in the United States of America. In addition, the Company will, subject to the Executive using an advisor or advisors nominated by the Company (acting reasonably and in good faith), pay the Executive's reasonable costs in relation to the Executive's tax planning relating to the Executive becoming a taxpayer in both the UK and in the United States of America, provided always that the Company shall not meet the cost of tax advice or tax planning relating to or associated with the Plan.
5.6The Company will pay directly to the provider or reimburse to the Executive the Executive's reasonable costs in connection with the Relocation, in accordance with its policy from time to time in force. The maximum net contribution will be agreed between the Company and the Executive in good faith and will be divided in the Company's discretion (acting reasonably) between the relevant categories in the Company's policy such that if costs are not incurred by the Executive in respect of one category, they cannot be used against another category without the Company's prior consent ("the Relocation Costs"). The Company will gross up the Relocation Costs such that the Executive is left with an amount, which after payment of tax and national insurance and/or social security costs, is equivalent to the Relocation Costs. Further, it is agreed that if the Executive is dismissed pursuant to clause 11.1 below (but excluding in circumstances at clauses 11.1.6, 11.1.7, or 11.1.8 below), the Executive will promptly repay to the Company an amount equal to (a) 100% of the Relocation Costs, together with the amount of any gross up on the Relocation Costs paid by the Company, if the Employment ends prior to the first anniversary of the Relocation Date; or (b) 50% of the Relocation Costs, together with the amount of any gross up on the Relocation Costs paid by the Company, if the Employment ends on or after the first anniversary of the Relocation Date but prior to the second anniversary of the Relocation Date.
6.HOLIDAYS, HOLIDAY PAY AND OTHER PAID LEAVE
6.1In addition to all bank and other public holidays, the Executive shall be entitled to 28 working days’ holiday during each calendar year. The Company may at its sole discretion close its offices between December 24 and January 1 and any such days

Exhibit 10.3
not being public holidays shall be deducted from the Executive’s holiday entitlement. Holiday is to be taken at such time or times as is convenient to the Company's business and as approved by the Board.
6.2During the calendar years in which the Employment commences and terminates, the Executive shall be entitled to such annual holiday entitlement as accrued under the Company’s annual holiday policy, calculated on the basis that each day of paid holiday is equivalent to 1/260ths of the Executive's salary, provided that in the event of the Employment being terminated by the Company as a result of the Executive’s gross misconduct pursuant to clause 11.1 the Executive shall not be entitled, if otherwise appropriate, to salary in lieu of any outstanding holiday entitlement, save as required by law.
6.3The Executive may be entitled to family-friendly or other paid leave in accordance with the Company's policies from time-to-time in force and subject to applicable eligibility requirements. Further information is available from the Company's People team.
7.ILLNESS/INCAPACITY
7.1Subject to the terms of any critical illness policy in place, if the Executive is absent through illness, accident or other incapacity he, or someone acting for him, shall advise the Company in accordance with the policies set forth in its Employee Handbook. Provided that the Executive complies with such policies and without prejudice to the Company’s right to terminate this Agreement under clause 2 above and clause 11 below, the Executive shall be entitled to his salary at the full rate for up to 26 weeks of continuous absence or periods of absence totalling 26 weeks in any period of 12 months and thereafter the salary shall be payable at such rate (if any) as the Company shall in its discretion allow, provided that the Executive shall be entitled to continue to receive Statutory Sick Pay (if payable) and any payments due to the Executive under any critical illness policy in place at the relevant time.
7.2For Statutory Sick Pay purposes, the Executive’s qualifying days shall be his normal working days.
8.DISMISSAL AND DISCIPLINARY RULES AND GRIEVANCE PROCEDURES
The dismissal, disciplinary and grievance procedures applying to the Employment are available from the Company's People team. If the Executive is dissatisfied with a disciplinary decision relating to him or any decision to dismiss him, he should apply in accordance with the procedure set out in the Company's dismissal and disciplinary policy in writing to WMG’s EVP & Chief People Officer. If the Executive wishes to

Exhibit 10.3
seek redress of any grievance relating to his Employment, he should apply in accordance with the procedure set out in the Company’s grievance procedure in writing to WMG’s EVP & Chief People Officer. Further details are given in the relevant procedures, which for the avoidance of doubt do not form part of the Executive's terms and conditions of Employment.
9.RESTRICTIVE COVENANTS
9.1During the Employment and for a period of six months following its termination, the Executive will not, in competition with the Company, either directly or indirectly, without the prior written consent of the Company, act as a consultant, employee or officer or in any other capacity or be otherwise interested in (save that the Executive may hold up to 5% of any class of securities quoted or dealt in on a recognised investment exchange or 20% of any class of securities not so dealt) any Competitive Entity. For the purposes of clause 9.1, “Competitive Entity” shall mean any business which, at the date of the termination of the Employment, competes or is preparing to compete with any business carried on by the Company or any Group Company in which the Executive has been materially involved during the 12 months prior to the termination of the Employment.
9.2During the Employment and for a period of 12 months after its termination, in connection with the carrying on of any business competitive with the business of the Company or any Group Company, either on the Executive's own behalf or on behalf of any other person, firm or entity, the Executive will not directly or indirectly solicit or interfere with or endeavour to entice away from the Company or any Group Company any Key Employee. For these purposes, “Key Employee” means any Company or any Group Company employee working (a) in a management capacity; (b) in an A&R capacity (excluding A&R scouts or junior or clerical staff); or (c) in sales or marketing (excluding junior or clerical staff), and with whom the Executive had material dealings during the 12 month period prior to the termination of the Employment.
9.3During the Employment and for a period of 12 months after its termination, in connection with the carrying on of any business competitive with the business of the Company or any Group Company, either on the Executive’s own behalf or on behalf of any other person, firm or entity, the Executive will not directly or indirectly solicit or interfere with or endeavour to entice away from the Company or any Group Company any Client. For these purposes, “Client” means any artist (including a duo or group), producer, publisher, composer or songwriter exclusively contracted to provide services to the Company or any Group Company or where such contract was being negotiated with the Company or any Group Company and with whom the Executive

Exhibit 10.3
had material dealings during the 12 month period prior to the termination of the Employment.
9.4The duration of the above restrictions will be reduced by any period of garden leave (as defined at clause 2.2 above) or suspension pursuant to clause 13 below or any other period during the notice period when the Executive is required by the Company not to work.
9.5Whilst the parties acknowledge and agree that each of the restrictions contained in this clause 9 is reasonable in all the circumstances, it is agreed that if any one or more of such restrictions either taken by itself or themselves together, are adjudged by a court of competent jurisdiction to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company or any Group Company but would be adjudged reasonable if any particular restriction or restrictions were deleted or limited in a particular manner then the restrictions set out in this clause 9 will apply with such deletions, restrictions or limitation as the case may be.
9.6The Executive agrees that each of the restrictions set out in this clause 9 constitute entirely separate, severable and independent restrictions on him. The Executive acknowledges he has had the opportunity to receive independent legal advice on the terms and effect of the provisions of this Agreement, including the restrictions above.
10.CONFIDENTIALITY
10.1Without prejudice to any other duty implied by law or equity, the Executive shall not during his Employment (except in the proper course of his duties) nor at any time after the termination of this Agreement utilise for his own purposes or divulge or publish to any person whomsoever or otherwise make use of any trade secret or any other confidential information concerning the Company or any Group Company including without limitation trade secrets and/or confidential information relating to its or their business, human resources function, management or finances of any of its or their dealings, transactions, affairs, artists, producers, composers, songwriters, clients, suppliers, agents, employees or consultants which may have come to his knowledge during or in the course of the Employment with the Company or any Group Company (whether prior to the commencement of this Agreement or not) and shall use his reasonable endeavours (but not so as personally to incur any costs) to prevent the publication or disclosure by others of any such trade secret or confidential information, provided that the foregoing shall not apply to (a) confidential information which comes into the public domain otherwise than as a result of an unauthorised disclosure by the Executive; and/or (b) information that forms part of the Executive's skill and knowledge.

Exhibit 10.3
10.2The Executive agrees that during the Employment and following its termination he will not, without the written permission of the Company, directly or indirectly make, publish or otherwise communicate any derogatory or defamatory statements whether in writing or otherwise concerning the Company or any Group Company or any of its or their directors, officers, agents, consultants, workers or employees.
10.3The Company agrees that during the Employment and following its termination, it will not, without the written permission of the Executive, directly or indirectly authorise anyone to make, publish or otherwise publicly communicate any derogatory or defamatory statements whether in writing or otherwise concerning the Executive.
10.4Nothing in this clause 10 shall prevent the Executive making a “permitted disclosure” in accordance with the Employment Rights Act 1996 (as amended by the Public Interest Disclosure Act 1998) or prevent the Executive from disclosing information which the Executive is required to disclose pursuant to a court order, in circumstances where the Executive is required by law to do so, where the Executive is disclosing to a law enforcement agency or to the extent necessary in connection with a criminal investigation or prosecution, or to HMRC.
11.TERMINATION IN SPECIFIC CASES
11.1Without prejudice to any remedy which it may have against the Executive for the breach or non-performance of any of the provisions of this Agreement, the Company may terminate this Agreement at any time (by notifying the Executive in writing) without notice or payment in lieu of notice for "Cause" as set out below:
11.1.1if he shall be in serious or repeated breach of any of his material obligations under this Agreement, provided that if such breach (or breaches) is capable of cure, he has first received a formal notice in writing in respect of a previous breach(es) and been given a reasonable opportunity to correct such breach(es);
11.1.2if he shall refuse to carry out any lawful and reasonable order given to him in the course of the Employment or shall fail diligently to attend to any of his duties, provided always that if such refusal or failure is capable of cure, he has first received a formal notice in writing in respect of such refusal or failure and been given a reasonable opportunity to correct such refusal or failure;
11.1.3if he commits any financially dishonest or fraudulent act in relation to the Company or any Group Company;

Exhibit 10.3
11.1.4if he is convicted of any criminal offence which is punishable by imprisonment (other than a road traffic offence for which a penalty of imprisonment is not imposed);
11.1.5if he is guilty of gross misconduct or of any other conduct which brings or is likely to bring serious professional discredit to the Company or any Group Company or to himself;
11.1.6notwithstanding the actual or expected provision of disability benefits, if he has at any time become or is unable properly to perform his duties under this Agreement by reason of ill-health or accident either for a continuous period of 26 weeks or for periods aggregating 26 weeks in any consecutive period of 52 weeks;
11.1.7notwithstanding the actual or expected provision of disability benefits, if they become of unsound mind and a patient for the purpose of any statute relating to mental health;
11.1.8if a petition or application for an order in bankruptcy (including for a voluntary arrangement) is presented by or against the Executive or any person (including the Executive) becomes entitled to petition or apply for any such order; and
11.1.9if they have a disqualification order (as defined in Section 1 of the Directors Disqualification Act 1986) made against him or otherwise becomes prohibited by law from being a company director.
11.2On the termination of the Employment for whatever reason, the Executive shall resign with immediate effect from all offices, directorships, positions and nominations held by him in the Company and in any Group Company and in any Associated Person or any other such position that the Executive holds at the direction or nomination of the Company or any Group Company. The Executive shall at the Company's expense execute and deliver promptly at the request of the Company and/or any Group Company and/or any Associated Person (as the case may be) all such documents as may reasonably be necessary for the purposes of giving full effect to this provision.
11.3For the avoidance of doubt, any termination of the Employment shall be without prejudice to the Executive’s entitlement to receive any salary and bonuses (if any) accrued but unpaid as at the effective date of termination, to reimbursement of any expenses to such date and to any entitlement pursuant to clause 2.4 above.

Exhibit 10.3
12.ASSIGNMENT OF COPYRIGHT & OTHER INTELLECTUAL PROPERTY RIGHTS
12.1If at any time during (and in connection with) the Employment (whether or not during working hours or using Company premises or resources, and whether or not recorded in material form), the Executive discovers, or participates in the discovery of, any invention or improvement upon or addition to an invention which relates to, is applicable to or reasonably capable of being used in the business carried on by the Company or any Group Company (the "Invention"), the Executive shall immediately give to the Company full written details of the Invention. The Executive shall keep confidential all information relating to the Invention.
12.2The Executive acknowledges that all intellectual property rights in:-
12.2.1Inventions and all materials embodying them; and
12.2.2all other materials whatsoever and in whatever form,
prepared by or contributed to by the Executive during the Employment shall automatically, on creation, belong to the Company absolutely to the fullest extent permitted by law. To the extent that any such intellectual property rights do not vest in the Company automatically, the Executive holds them on trust for the Company. For the purposes of this Agreement, intellectual property rights means patents, rights to inventions, copyright and related rights, trade marks, trade names and domain names, rights in get-up, goodwill and the right to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, rights to use and preserve the confidentiality of information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.
12.3The Executive hereby irrevocably waives all moral rights under the Copyright, Designs and Patents Act 1988 (and all similar rights in other jurisdictions) which the Executive has or will have in any existing or future works and materials referred to in this clause 12.
12.4The Executive agrees promptly at any time, whether during or after the Employment, at the reasonable cost of the Company, to execute all documents and do all acts as may, in the opinion of the Company, be necessary to give effect to this clause 12.

Exhibit 10.3
13.SUSPENSION
The Company retains the right to suspend the Executive from the Employment on full salary and benefits at any time for a reasonable period (not to exceed 28 days) to investigate any matter of gross or serious misconduct in which the Executive is implicated or involved (whether directly or indirectly based on the Company’s reasonable belief (acting in good faith)).
14.ASSIGNMENT
The benefit and burden of this Agreement (without alteration or amendment) may be assigned by the Company to any Group Company and in the case of an assignment of the burden of this Agreement the Executive agrees at the Company's expense to execute any consent required of him for the purposes of such assignment. References in this Agreement to the Company shall, unless the context otherwise requires, include references to any such assignee for the time being. For the avoidance of doubt, this Agreement (including all rights under it) is not assignable by the Executive. To the extent that any Group Company assignee fails to comply with the financial terms of this Agreement, the Company agrees it will remain liable to the Executive in relation to such financial terms.
15.EXECUTIVE’S OBLIGATIONS ON TERMINATION OF EMPLOYMENT
Upon the termination of the Employment, the Executive shall:-
15.1forthwith deliver up to the Company all correspondence, drawings, documents and other papers together with all other property belonging to the Company or any Group Company; and
15.2not at any time represent himself still to be connected with the Company or any Group Company.
16.EFFECT OF TERMINATION
The termination of this Agreement shall not operate to affect such of its provisions as are expressed to operate or have effect after such expiration or determination and shall be without prejudice to any other rights or remedies of the parties.
17.COLLECTION & EXCHANGE OF PERSONAL INFORMATION
17.1The Executive acknowledges that the Company will from time to time process data that relates to him for the purposes of the administration and management of the

Exhibit 10.3
Company, in order to comply with applicable procedures, laws and regulations, and for other legitimate purposes.
17.2The Executive agrees to comply with the Company's data protection policy when processing other people's data.
18.SEARCH
Solely in the event that the Company (acting in good faith) has good reason to believe that the Executive is acting in breach of the material terms of the Employment, the Company reserves the right to search the Executive’s person, vehicle and property while on or departing from the Company’s premises.
19.WRITTEN NOTICE
Any written notice required to be served under or pursuant to this Agreement shall be deemed duly served if in the case of notice to the Company it is sent by recorded delivery to or left at the Company’s registered office and in the case of notice to the Executive if handed to him personally or sent by recorded delivery or ordinary first class letter post to his last known residential address in the United Kingdom or the United States and any notices so sent shall be deemed to have been received and served when the same should have been received in the ordinary course of such delivery or post.
20.INTRANET
Company policies applying to the Executive are available for inspection on the Company's intranet and the general terms and conditions of employment appearing therein shall apply to the Executive except where the terms contained on the Company's intranet are inconsistent with the provisions of this Agreement, when the provisions of this Agreement shall apply.
21.EMAIL/INTERNET POLICY & PROCEDURE
The Executive agrees to become familiar with and comply fully with the terms of the Company’s E-mail and Internet Policy and Procedure as amended from time to time and the Executive acknowledges that action such as monitoring, intercepting, reviewing and/or accessing any communication facilities provided by the Company or any Group Company that the Executive may use during the Employment is necessary for the Company’s or any Group Company’s lawful business practice.

Exhibit 10.3
22.WMG CODE OF CONDUCT
The WMG Code of Conduct sets out the Company’s commitment to carrying out business in a responsible manner. The Executive agrees to become familiar and adhere with the principles set forth in the WMG Code of Conduct, which the Company can amend from time to time. For the avoidance of doubt, the WMG Code of Conduct sets out principles and standards of behaviour which are of the utmost importance to the Company and to all Group Companies. A serious breach of the WMG Code of Conduct is therefore likely to lead to the Executive's dismissal without notice or payment in lieu of notice, pursuant to clause 11.1.5 above.
23.BPI CODE OF CONDUCT
The Executive agrees to comply fully with the terms of the BPI Code of Conduct as amended from time to time. A copy of the current BPI Code of Conduct is available from the Company's People team.
24.CHANGES
No variation or agreed termination of this Agreement shall be effective unless it is in writing and signed by the parties (or his authorised representatives).
25.WRITTEN PARTICULARS
This Agreement contains the written particulars of employment which the Executive is entitled to receive under the provisions of Part 1 of the Employment Rights Act 1996.
26.POWER OF ATTORNEY
The Executive hereby irrevocably and by way of security appoints each other director of the Company from time to time, jointly and severally, to be his attorney in his name and on his behalf execute and deliver all such documents and perform all such acts and things as may reasonably be required for the purposes of giving full effect to this Agreement (including, but not limited to clauses 2.2.4, 11.2 and 12.3 above) and the Executive hereby agrees promptly on the request of the Company to ratify and confirm all such acts, things and documents properly signed, properly executed or properly done in the pursuance of this power. For the avoidance for doubt, the power of attorney herein shall not be available in relation to any settlement agreement referred to at clause 2.4 above.
27.COLLECTIVE AGREEMENTS
There is no collective agreement which applies to the Employment.

Exhibit 10.3
28.PREVIOUS AGREEMENTS
This Agreement contains the whole agreement and supersedes any previous written or oral agreement between the parties in relation to the matters dealt with in it and for the avoidance of doubt, replaces all prior agreements in relation to royalties or bonus arrangements.
29.GOVERNING LAW AND JURISDICTION
The validity, construction and performance of this Agreement and any claim, dispute or matter arising under or in connection with it or its enforceability will be governed by and construed in accordance with English law. Each party irrevocably submits to the non-exclusive jurisdiction of the English courts.
30.DEFINITIONS
For the purposes of this Agreement:-
30.1"Associated Person" means any entity, association, company, body or partnership (whether incorporated or unincorporated and whether or not having separate legal personality) in which the Company and/or a Group Company holds directly or indirectly whether in its or their own name or jointly with any other person or persons any share, interest or right whatsoever.
30.2“Group Company” means any holding company of the Company and any subsidiary of the Company or of any such holding company each as defined by section 1159 of the Companies Act 2006, and references to “Group” shall be construed accordingly. For the avoidance of doubt, any references to "Group Company" or "Group" shall only include WMG and entities owned or controlled or under common control with entities below WMG.
30.3“Board” means the board of directors of the Company from time to time or any committee of the Board to which powers have been properly delegated, including without limitation a remuneration committee.
31.ANNOUNCEMENT
The Company shall consult with the Executive prior to making any announcement in relation to the Employment and there shall be no announcements made in relation to any other changes to the Company’s executives’ existing roles or the restructuring of the Company’s business without prior consultation with the Executive and both parties shall act in good faith in relation thereto.

Exhibit 10.3
IN WITNESS this agreement has been entered into as a deed on the date stated at the beginning of it.

EXECUTED AS A DEED BY
WARNER MUSIC INTERNATIONAL
SERVICES LIMITED acting by:

/s/ Paul M. Robinson

Director

Witness signature /s/ Trent N. Tappe

Name Trent N. Tappe

Address 1633 Broadway
    New York, NY 10019

Occupation Lawyer

EXECUTED AND DELIVERED
AS A DEED by
MAX LOUSADA    /s/ Max Lousada
in the presence of:

Witness signature /s/ Nikki Elms

Name Nikki Elms

Address

Occupation PA